EXHIBIT 99.1

[U.S. RESTAURANT LOGO APPEARS HERE]

122440 Inwood Road, Suite 300

Dallas, Texas 75244

Tel: 972-387-1487

Fax: 972-490-9119

PRESS RELEASE

FOR IMMEDIATE RELEASE

April 23, 2004	NYSE: USV and USV_pa

U.S. Restaurant Properties, Inc. Announces

Pending Ground Round Acquisition

Dallas, TX— U.S. Restaurant Properties, Inc. (NYSE: USV) announced today that an affiliate of the Company was the successful bidder, pending U.S. Bankruptcy Court approval, for certain assets of The Ground Round, Inc., a casual dining chain based in Boston. The bid was approximately $6.5 million. Assets include the debtor’s interest as a franchisor, trade names and other intangible assets, franchisee subleases and certain franchisee receivables. In addition, pending Court approval, the Company acquired specific restaurant assets of several non-operating Ground Round units. The Ground Round franchise system has 73 franchised units, primarily in the Northeast and Midwest.

Management plans to discuss this transaction, as well as other pending acquisitions, in greater detail during the Company’s quarterly conference call on May 6th.

U.S. Restaurant Properties, Inc. is a fully-integrated, self-administered and self-managed real estate investment trust (REIT). The Company’s strategy focuses primarily on acquiring, owning and leasing restaurant properties. The Company also owns and leases a number of service station properties, most of which include convenience stores (referred to as C&Gs). At March 31, 2004, the Company’s portfolio consisted of 778 properties. U.S. Restaurant Properties, Inc. leases its properties on a triple-net basis primarily to operators of quick-service and full-service chain restaurants affiliated with major national or regional brands such as Applebee’s®, Arby’s®, Burger King®, Captain D’s®, Chili’s®, Dairy Queen®, Hardee’s®, Pizza Hut®, Popeye’s®, Schlotzsky’s®, Shoney’s® and Taco Cabana®. The Company’s C&G tenants are affiliated with major oil brands such as Fina®, Phillips 66® and Shell®.

Certain statements in this release constitute “forward-looking statements” and involve risks, uncertainties and other factors which may cause the actual performance of U.S. Restaurant Properties, Inc. to be materially different from the performance expressed or implied by such statements. These risks include access to financing, availability of acquisition targets, income fluctuations in U.S. households, continued qualification as a REIT, cost of capital, changes in trends in the restaurant industry, volatility of fuel prices, and tenant bankruptcies, as well as the additional risks and uncertainties detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

For further information, contact Investor Relations at 972-387-1487, ext. 147 or visit the Company’s website, www.usrp.com.

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